Exhibit 16.1

April 11, 2006

Securities and Exchange Commission
Washington, D. C. 20549

Ladies and Gentlemen:

We were previously principal accountants for TE Products Pipeline Company, Limited Partnership and under the date of February 28, 2006, we reported on the consolidated financial statements of TE Products Pipeline Company, Limited Partnership as of and for the years ended December 31, 2005 and 2004. On April 6, 2006 our appointment as principal accountants was terminated. We have read TE Products Pipeline Company, Limited Partnership’s statements included under Item 4.01 of its Form 8-K dated April 6, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with TE Products Pipeline Company, Limited Partnership’s statements that the Board of Directors of TE Products Pipeline Company, Limited Partnership dismissed KPMG LLP and engaged Deloitte & Touche LLP or with any of the statements in the fourth paragraph of Item 4.01 of its Form 8-K.

Very truly yours,

/s/ KPMG LLP